Exhibit 4.1
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 13, 2007, is by and among LA-Z-BOY INCORPORATED, a Michigan corporation, (the “Borrower”), those Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto (individually a “Guarantor” and collectively the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
WITNESSETH
     WHEREAS, the Borrower, the Guarantors, the several banks and other financial institutions as may from time to time become parties thereto (the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of March 30, 2004 (as previously amended and/or modified and as further amended, modified, supplemented, restated or amended and restated from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement);
     WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and
     WHEREAS, the Required Lenders have agreed to such amendments, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
     “Accounts Receivable” means, as of any date of determination, the amount representing accounts receivable of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.
     “Asset Coverage Ratio” shall mean, as of the last day of any fiscal month of the Borrower and its Subsidiaries on a consolidated basis, the ratio (a) the numerator of which shall be equal to the sum of (i) 85% of Eligible Accounts Receivable plus (ii) 60% of Eligible

Finished Goods Inventory plus (iii) 35% of Eligible Raw Materials Inventory and (b) the denominator of which shall be equal to all Funded Debt of the Borrower and its Subsidiaries on a consolidated basis.
     “Eligible Accounts Receivable” shall mean 90% of all Accounts Receivable.
     “Eligible Finished Goods Inventory” shall mean 85% of all Finished Goods Inventory.
     “Eligible Raw Materials Inventory” shall mean 70% of all Raw Materials Inventory.
     “Finished Goods Inventory” means, as of any date of determination, the amount representing finished goods inventory of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.
     “Raw Materials Inventory” means, as of any date of determination, the amount representing raw materials inventory of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.
     “Third Amendment Effective Date” shall mean November 13, 2007.
     1.2 Definition of Applicable Percentage. The pricing grid set forth in the definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

		Alternate	LIBOR Rate Margin
		Base Rate	for Revolving Loans
	Funded Debt to	Margin for	and Standby Letter	Commercial and
	Total Capitalization	Revolving	of	Trade Letters of	Facility
Level	Ratio	Loans	Credit Fee	Credit Fee	Fee
I	> .400 to 1.0	0.475%	1.475%	1.075%	0.325%
II	< .400 to 1.0 but	0.225%	1.225%	0.950%	0.275%
	> .250 to 1.0
III	< .250 to 1.0	0.150%	1.150%	0.9125%	0.250%
     1.3 Fixed Charge Coverage Ratio. Section 6.7(b) of the Credit Agreement is hereby amended by adding the following proviso to the end of Section 6.7(b):
     ; provided that, notwithstanding the foregoing, the Fixed Charge Coverage Ratio as of the end of the fiscal quarter ended October 27, 2007 shall be greater than or equal to 2.00 to 1.0.
     1.4 Asset Coverage Ratio. Section 6.7 of the Credit Agreement is hereby amended by adding the following clause (c):
     (c) Asset Coverage Ratio. The Asset Coverage Ratio measured as of the last day of the twelve month period ending as of each fiscal month end shall be greater than or equal to 1.10 to 1.0 at all times; provided that it is acknowledged and agreed that Credit Parties shall not be required to show such calculations except in connection with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) in accordance with Section 6.2(a).
     1.5 Indebtedness. Section 7.1(b) and (c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (b) Priority Debt existing as of the Third Amendment Effective Date; and
     (c) Indebtedness existing as of the Third Amendment Effective Date plus other Indebtedness (other than Priority Debt) in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that the Credit Parties are in compliance with the financial covenants set forth in Section 6.7 on a Pro Forma Basis.
     1.6 Liens. Section 7.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (a) (i) purchase money security interests in fixed assets granted prior to the Third Amendment Effective Date (including such security interests granted in connection with the issuance of industrial development revenue bonds issued to permit the Borrower or any of its Subsidiaries to acquire fixed assets) and (ii) purchase money security interests in fixed assets granted after the Third Amendment Effective Date in an aggregate amount not to exceed $4,000,000 at any time outstanding (including such security interests granted in connection with the issuance of industrial development revenue bonds issued to permit the Borrower or any of its Subsidiaries to acquire fixed assets), provided that each such security interest is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed assets so financed;
     1.7 Mergers, Sale of Assets and Indebtedness of Subsidiaries. Section 7.4(v) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (v) in addition to the foregoing, the sale, lease or transfer of property or assets to Persons other than the Borrower and its Subsidiaries not to exceed 10% of Consolidated Assets (determined as of the end of the most recently ended fiscal quarter prior to the Closing Date) in the aggregate during the term of this Credit Agreement; or
     1.8 Advances, Investments and Loans. Section 7.5(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (c) consummate any acquisition except for Permitted Acquisitions that are dealer acquisitions in an aggregate amount not to exceed $6,000,000 from the Third Amendment Effective Date through the end of this Agreement;

provided that after giving effect to the making of any Investment, loan or advance permitted by this Section 7.5, no Default or Event of Default shall have occurred and be continuing.
     1.9 Restricted Payments. Section 7.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     7.9 Restricted Payments.
     Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) and (c) the Borrower may pay cash dividends to the shareholders of the Borrower so long as, after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall exist.
ARTICLE II
CONDITIONS TO EFFECTIVENESS
     2.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):
     (a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Required Lenders and the Administrative Agent.
     (b) New Facility. The Borrower shall be actively engaged in obtaining a new credit facility for the purpose of terminating all Credit Party Obligations under the Credit Documents.
     (c) Fees and Expenses. The Administrative Agent shall have received from the Borrower, on behalf of each Lender that executes and delivers a Lender Consent to the Administrative Agent by 2:00 p.m. (Charlotte, NC time) on November 6, 2007, an amendment fee in an amount equal to 5.0 basis points on the aggregate Revolving Commitments of such approving Lenders. In addition, the Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.
     (d) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS
     3.1 Amended Terms. All references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged and are hereby ratified and confirmed and shall remain in full force and effect according to their respective terms. The amendments to the Credit Agreement set forth in this Amendment shall be effective from and after the date of this Amendment and shall not be applied retroactively.
     3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).
     (e) No Default or Event of Default exists after giving effect to this Amendment.
     (f) Both before and after giving effect to this Amendment, the Borrower is in compliance with all representations, warranties, covenants and other terms and conditions set forth in the definitive documentation for the Private Shelf Facility.
     3.3 Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Documents.

     3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     3.5 Entirety. This Amendment and the other Credit Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     3.6 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered. A copy of this Amendment executed by the Borrower and the Administrative Agent shall constitute definitive evidence that this Amendment has been executed by all requisite parties.
     3.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     3.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.
     3.9 Consent to Jurisdiction; Service of Process. The jurisdiction and service of process provisions set forth in Section 11.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
     3.10 GENERAL RELEASE. IN CONSIDERATION OF THE REQUIRED LENDERS ENTERING INTO THIS AMENDMENT, THE CREDIT PARTIES HEREBY RELEASE THE ADMINISTRATIVE AGENT, THE LENDERS, AND THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ RESPECTIVE OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, COUNSEL AND DIRECTORS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, DAMAGES AND LIABILITIES OF WHATEVER KIND OR NATURE, IN LAW OR IN EQUITY, NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED TO THE EXTENT THAT ANY OF THE FOREGOING ARISES FROM ANY ACTION OR FAILURE TO ACT UNDER THE CREDIT AGREEMENT OR UNDER THE OTHER CREDIT DOCUMENTS ON OR PRIOR TO THE DATE HEREOF.

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT
     IN WITNESS WHEREOF the Borrower, the Guarantors and the Administrative Agent, on behalf of the Required Lenders, have caused this Amendment to be duly executed on the date first above written.

BORROWER:	LA-Z-BOY INCORPORATED, a Michigan corporation
	By:	/s/ M. Skrzypczak
		Name:	Michael S. Skrzypczak
		Title:	VP and Treasurer

GUARANTORS:	KINCAID FURNITURE COMPANY
INCORPORATED, a Delaware corporation
ENGLAND, INC., a Michigan corporation
BAUHAUS U.S.A., INC., a Mississippi corporation
LA-Z-BOY GREENSBORO, INC., a North Carolina corporation
LZB MANUFACTURING, INC., a Michigan corporation

	By:	/s/ M. Skrzypczak
		Name:	Michael S. Skrzypczak
		Title:	VP and Treasurer

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent
	By:	/s/ Martha M. Winters
Name: Martha M. Winters
Title: Director

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

LENDERS:	JPMORGAN CHASE, N.A., as a lender
	By:	/s/ James M. Sumoski
		Name:	James M. Sumoski
		Title:	Vice President

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

LENDERS:	THE NORTHERN TRUST COMPANY, as a Lender
	By:	/s/ J. T. Hall
Name: Jared T. Hall
Title: Vice President

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

LENDERS:	SunTrust Bank, as a Lender
	By:	/s/ William Humphries
Name: William Humphries
Title: Managing Director

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

LENDERS:	COMERICA BANK, as a Lender

	By:	/s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Vice President

LA-Z-BOY INCORPORATED
THIRD AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BRANCH BANKING AND TRUST COMPANY, as a Lender
	By:	/s/ Jennifer L. Cudd
Name: Jennifer L. Cudd
Title: Senior Vice President